SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                  Expedia, Inc.
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                  20-2705720
    (State of Incorporation                         (IRS Employer
        or Organization)                         Identification Number)


                   3150 139th Avenue SE
                   Bellevue, Washington                   98005
         (Address of Principal Executive Offices)       (Zip Code)

   If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [ ]

   If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [X]

     Securities Act registration statement file number to which this form relates: 333-124303-01

     Securities to be registered pursuant to Section 12(b) of the Act: None

        Securities to be registered pursuant to Section 12(g) of the Act:
                              (Title of Each Class)

                                                  Name of Each Exchange on Which
  Title of Each Class to be so Registered         Each Class is to be Registered
 ----------------------------------------         ------------------------------
   Common Stock, par value $0.001                    The Nasdaq National Market

 Warrants to purchase one half of one
 share of Common Stock, par value $0.001             The Nasdaq National Market

    Warrants to purchase 0.969375
shares of Common Stock, par value $0.001             The Nasdaq National Market

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The securities of Expedia, Inc., a Delaware corporation ("Expedia"), to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, are (1) shares of common stock, par value $0.001 per share, of Expedia ("Expedia Common Stock"), (2) warrants to purchase one half of one share of Common Stock (the "EXPEW Warrants") and (3) warrants to purchase 0.969375 shares of Expedia Common Stock (the "EXPEZ Warrants"). The Expedia Common Stock, EXPEW Warrants and EXPEZ Warrants will be issued upon completion of the spin-off (the "Spin-Off") of Expedia from IAC/InterActiveCorp ("IAC").

         EXPEDIA COMMON STOCK

         A description of the Expedia Common Stock is set forth under the caption "The Spin-Off Proposal -- Description of Expedia Capital Stock after the Spin-Off" in Expedia's Registration Statement on Form S-4 (File No. 333-124303-01), initially filed with the Securities and Exchange Commission on April 25, 2005, as amended, which description is incorporated by reference into this Form 8-A.

         EXPEW WARRANTS

         EXPEW Warrants will be issued under a warrant agreement between Expedia and The Bank of New York, as warrant agent.

          Each EXPEW Warrant will entitle its holder to purchase one half of one share of Expedia Common Stock at an exercise price (rounded up to the nearest whole cent) equal to (1) $35.10 multiplied by (2) a fraction equal to (a) the opening price of Expedia Common Stock on the first trading day after the date of the Spin-Off, divided by (b) the closing price (without giving effect to IAC's anticipated one-for-two reverse stock split) of common stock, par value $0.01 per share of IAC ("IAC Common Stock") on the date of the Spin-Off. Based on discussions with The Nasdaq National Market, for purposes of the immediately preceding sentence, opening price of Expedia Common Stock on the first trading day following the Spin-Off will mean the closing price of Expedia Common Stock in the when issued market on the date of the Spin-Off (which will reflect IAC's anticipated one-for-two reverse stock split). "When-issued" trading refers to conditional purchases or sales transactions with respect to a security that has been authorized but is not yet issued and available. IAC currently expects, but cannot guarantee, that Expedia Common Stock will begin when-issued trading on the Nasdaq National Market on July 20, 2005 under the ticker symbol "EXPEV."

         The exercise price must be paid in cash. Each EXPEW Warrant may be exercised on any business day on or prior to February 4, 2009. Any EXPEW Warrant not exercised before that date will become void, and all rights of the holder of the EXPEW Warrant will cease. Holders of EXPEW Warrants will not be entitled, by virtue of being such holders, to any rights of holders of Expedia Common Stock until they exercise their warrants. The EXPEW Warrants are not subject to redemption.

         The number of shares of Expedia Common Stock issuable upon exercise of the EXPEW Warrants and the exercise price of the EXPEW Warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization and certain distributions of rights, warrants or evidences of indebtedness or assets.

         Expedia will not issue fractional shares of Expedia Common Stock upon exercise of an EXPEW Warrant. Instead of issuing a fractional share of Expedia Common Stock which would otherwise be deliverable upon the exercise of an EXPEW Warrant, Expedia will pay the holder of such EXPEW Warrant an amount in cash based on the closing price of Expedia Common Stock as of the exercise date of the EXPEW Warrant.

         Expedia will keep in reserve at all times before the expiration date of the EXPEW Warrants sufficient authorized but unissued shares of Expedia Common Stock for issuance in the event of exercises by the holders of EXPEW Warrants. In addition, the EXPEW Warrants and any shares of Expedia Common Stock issued upon exercise of the EXPEW Warrants have been registered under the Securities Act of 1933, as amended.

         STOCKHOLDER EXPEZ WARRANTS

         Certain EXPEZ Warrants (the "Stockholder EXPEZ Warrants") will be issued under a stockholder equity warrant agreement between Expedia and Mellon Investor Services LLC, as warrant agent.

          Each Stockholder EXPEZ Warrant will entitle its holder to purchase
0.969375 shares of Expedia Common Stock at an exercise price (rounded up to the nearest whole cent) equal to (1) $26.00 multiplied by (2) a fraction equal to
(a) the opening price of Expedia Common Stock on the first trading day after the date of the Spin-Off, divided by (b) the closing price (without giving effect to IAC's anticipated one-for-two reverse stock split) of IAC Common Stock on the date of the Spin-Off. Based on discussions with The Nasdaq National Market, for purposes of the immediately preceding sentence, opening price of Expedia Common Stock on the first trading day following the Spin-Off will mean the closing price of Expedia Common Stock in the when issued market on the date of the Spin-Off (which will reflect IAC's anticipated one-for-two reverse stock split). "When-issued" trading refers to conditional purchases or sales transactions with respect to a security that has been authorized but is not yet issued and available. IAC currently expects, but cannot guarantee, that Expedia Common Stock will begin when-issued trading on the Nasdaq National Market on July 20, 2005 under the ticker symbol "EXPEV."

         The exercise price must be paid in cash. Each Stockholder EXPEZ Warrant may be exercised on any business day on or prior to February 4, 2009. Any Stockholder EXPEZ Warrant not exercised before that date will become void, and all rights of the holder of the Stockholder EXPEZ Warrant will cease. Holders of Stockholder EXPEZ Warrants will not be entitled, by virtue of being such holders, to any rights of holders of Expedia Common Stock until they exercise their warrants. The Stockholder EXPEZ Warrants are not subject to redemption.

         The number of shares of Expedia Common Stock issuable upon exercise of the Stockholder EXPEZ Warrants and the exercise price of the Stockholder EXPEZ Warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets.

         Expedia will not issue fractional shares of Expedia Common Stock upon exercise of a Stockholder EXPEZ Warrant. Instead of issuing a fractional share of Expedia Common Stock which would otherwise be deliverable upon the exercise of a Stockholder EXPEZ Warrant, Expedia will pay the holder of such Stockholder EXPEZ Warrant an amount in cash based on the closing price of Expedia Common Stock as of the exercise date of the Stockholder EXPEZ Warrant.

         Expedia will keep in reserve at all times before the expiration date of the Stockholder EXPEZ Warrants sufficient authorized but unissued shares of Expedia Common Stock for issuance in the event of exercises by the holders of Stockholder EXPEZ Warrants. In addition, the Stockholder EXPEZ Warrants and any shares of Expedia Common Stock issued upon exercise of the Stockholder EXPEZ Warrants have been registered under the Securities Act of 1933, as amended.

         EMPLOYEE EXPEZ WARRANTS

         Certain EXPEZ Warrants (the "Employee EXPEZ Warrants") will be issued under an optionholder equity warrant agreement between Expedia and Mellon Investor Services LLC, as warrant agent. Except with respect to vesting (including transferability prior to vesting), as described below, and applicable withholding taxes, the Employee EXPEZ Warrants are identical in all material respects to the Stockholder EXPEZ Warrants described above.

         The Employee EXPEZ Warrants will be subject to the same vesting schedule as the stock options in respect of which such Employee EXPEZ Warrants were issued. The Employee EXPEZ Warrants will be forfeited and will never become exercisable or transferable if a stock option related to the Employee EXPEZ Warrant never vests. The Employee EXPEZ Warrants will not be subject to redemption.

         Expedia will keep in reserve at all times before the expiration date of the Employee EXPEZ Warrants sufficient authorized but unissued shares of Expedia Common Stock for issuance in the event of exercises by the holders of vested Employee EXPEZ Warrants. In addition, the Employee EXPEZ Warrants and any shares of Expedia Common Stock issued upon exercise of the Employee EXPEZ Warrants have been registered under the Securities Act of 1933, as amended.

ITEM 2.    EXHIBITS

3.1 Form of Amended and Restated Certificate of Incorporation of Expedia, Inc. (incorporated by reference to Exhibit 3.7 of Amendment No. 1 to Expedia's Registration Statement on Form S-4, filed on June 13, 2005 (File No. 333-124303-01)).

3.2 Form of Amended and Restated Bylaws of Expedia, Inc. (incorporated by reference to Exhibit 3.8 of Amendment No. 1 to Expedia's Registration Statement on Form S-4, filed on June 13, 2005 (File No. 333-124303-01)).

4.1 Specimen Expedia, Inc. Common Stock Certificate (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Expedia's Registration Statement on Form S-4, filed on June 13, 2005 (File No. 333-124303-01))

4.2 Form of Warrant Agreement (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to Expedia's Registration Statement on Form S-4, filed on June 13, 2005 (File No. 333-124303-01)).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  July 19, 2005
                                                 EXPEDIA, INC.


                                                  By:  /s/ KEENAN M. CONDER
                                                      --------------------------
                                                  Name:  Keenan M. Conder
                                                  Title: Senior Vice President
                                                         and General Counsel